EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251

APRIL 22, 2022

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2022

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the first quarter of 2022 of $5.1 million, or $0.57 per share, compared to $6.0 million, or $0.66 per share, earned in the first quarter of 2021. The decrease in earnings is primarily the result of lower interest income on loans, offset in part by an increase in interest income on taxable securities and a decrease in interest expense on time deposits. The reduction in interest income on loans was primarily due to fewer Paycheck Protection Program (“PPP”) fees recognized into income compared to the same period in 2021 and a decline in interest rates. The increase in interest income on taxable securities was primarily due to purchases in excess of maturities. The reduction in interest expense on time deposits was due to declines in interest rates and average balances.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended
	March 31,
	2022	2021

Net income (in thousands)	$5,145	$6,023
Earnings per share - basic and diluted	$0.57	$0.66
Return on average assets	0.96%	1.19%
Return on average equity	10.28%	11.52%
Efficiency ratio	59.72%	55.70%
Net interest margin	2.55%	2.86%

COMPANY STOCK HIGHLIGHTS (unaudited)

	As of or for the three months ended
	March 31,
Company Stock (ATLO)	2022

Closing price		$24.86
Price range	$23.59	-	25.55
Book value per common share		$19.43
Cash dividend declared		$0.27
Dividend yield		4.34%

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31,
(Dollars in thousands)	2022	2021

Assets	$2,184,718	$2,099,836
Loans	$1,130,077	$1,120,211
Deposits	$1,959,893	$1,842,755
Stockholders' equity	$176,665	$204,353
Equity capital ratio	8.09%	9.73%

First Quarter 2022 Results:

First quarter 2022 loan interest income was $1.3 million lower than first quarter 2021. The decrease is primarily due to a reduction in interest rates, less income recognized from PPP fees, and a reduction in the recovery of interest income on nonaccrual loans. Fees recognized from PPP loans during the first quarter of 2022 were $200 thousand as compared to $840 thousand of fees during the first quarter of 2021. Nonaccrual interest income recognized in the first quarter of 2022 was $7 thousand compared to $335 thousand recognized during the first quarter of 2021. Taxable securities interest income was $599 thousand higher than the first quarter of 2021 due primarily to increased balances. Deposit interest expense declined $406 thousand during this same period primarily related to time deposits. This decline was primarily due to interest rate declines and a decrease in time deposit balances. First quarter 2022 net interest income totaled $13.2 million, a decrease of $512 thousand, or 4%, compared to the same quarter a year ago. The Company’s net interest margin was 2.55% for the quarter ended March 31, 2022 as compared to 2.86% for the quarter ended March 31, 2021, as growth in deposits was reinvested in loans and investments at lower average interest rates and a decline in PPP fees.

A credit for loan losses of ($127) thousand was recognized in the first quarter of 2022 as compared to a credit for loan losses of ($426) thousand in the first quarter of 2021. Net loan charge-offs totaled $10 thousand for the quarter ended March 31, 2022 compared to net loan recoveries of $118 thousand for the quarter ended March 31, 2021. The credit for loan losses in the first quarter of 2022 was primarily due to a decline in loans outstanding from December 31, 2021. The credit for loan losses in the first quarter of 2021 was primarily due to loan recoveries, a reduction in a specific reserve and lower loan balances from December 31, 2020.

Noninterest income for the first quarter of 2022 totaled $2.6 million as compared to $2.5 million in the first quarter of 2021. The increase in noninterest income was primarily due to an increase in wealth management income, offset in part by a decrease in gains on sale of residential loans held for sale as refinancing volume has slowed.

Noninterest expense for the first quarter of 2022 totaled $9.4 million compared to $9.0 million recorded in the first quarter of 2021, an increase of 4%. The increase is primarily due to an increase in salaries and employee benefits, professional fees and business development costs. The efficiency ratio was 59.7% for the first quarter of 2022 as compared to 55.7% in the first quarter of 2021.

Income tax expense for the first quarter of 2022 totaled $1.3 million compared to $1.6 million recorded in the first quarter of 2021. The effective tax rate was 20% and 21% for the quarters ended March 31, 2022 and 2021, respectively. The lower than expected tax rate in 2022 and 2021 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of March 31, 2022, total assets were $2.2 billion, an increase of $85 million, as compared to March 31, 2021. This increase in assets is primarily due to investment securities which was funded by growth in our deposits due in part to federal government stimulus programs.

Securities available-for-sale as of March 31, 2022 increased to $824 million from $672 million as of March 31, 2021. The increase in securities available-for-sale is primarily due to purchases of U.S. treasuries and municipals as deposit growth was deployed, offset in part by a decline in fair value. The decline in fair value is due to interest rate increases during the first quarter of 2022.

Net loans as of March 31, 2022 increased slightly to $1.13 billion, as compared to $1.12 billion as of March 31, 2021. The increase was primarily due to increases in the 1-4 family and commercial real estate loan portfolios, offset in part by a reduction in PPP loans. PPP loans totaled $301 thousand and $59.2 million as of March 31, 2022 and 2021, respectively. Impaired loans were $12.2 million and $13.4 million as of March 31, 2022 and 2021, respectively. Loans classified as substandard were $38.6 million and $39.9 million as of March 31, 2022 and 2021, respectively. Loans classified as watch and special mention totaled $138.7 million and $176.0 million as of March 31, 2022 and 2021, respectively. The allowance for loan losses on March 31, 2022 totaled $16.5 million, or 1.44% of gross loans, compared to $16.9 million, or 1.48% of gross loans, as of March 31, 2021. The decrease in the allowance for loan losses is mainly due to lower specific reserves and an improved economy, offset in part by loan growth, excluding PPP loans. PPP loans are government guaranteed and their impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are possible if the effects of the COVID-19 pandemic or high inflation levels negatively impact our loan portfolio in the future.

Deposits totaled $1.96 billion as of March 31, 2022, an increase of 6%, compared to $1.84 billion recorded as of March 31, 2021. The growth in deposits is primarily due to increases in core deposits, including retail, commercial and public funds, offset in part by a decrease in time deposits. Balances fluctuate as customer’s liquidity needs vary and could be impacted by additional government stimulus or distressed economic conditions.

The Company’s stockholders’ equity represented 8.1% of total assets as of March 31, 2022 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $176.7 million as of March 31, 2022, compared to $204.4 million as of March 31, 2021. The decrease in stockholders’ equity was primarily the result of an increase in unrealized losses on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Cash Dividend Announcement

On February 9, 2022, the Company declared a quarterly cash dividend on common stock, payable on May 13, 2022 to stockholders of record as of April 29, 2022, equal to $0.27 per share, an increase of $0.01 per share or 4% from the prior quarter.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 pandemic on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2022	2021

Cash and due from banks	$28,681	$23,557
Interest-bearing deposits in financial institutions and federal funds sold	119,651	209,264
Total cash and cash equivalents	148,332	232,821
Interest-bearing time deposits	16,419	17,895
Securities available-for-sale	823,897	672,344
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,473	3,427
Loans receivable, net	1,130,077	1,120,211
Loans held for sale	-	598
Bank premises and equipment, net	17,733	17,049
Accrued income receivable	9,330	10,014
Bank-owned life insurance	3,002	2,933
Deferred income taxes, net	13,112	1,134
Other intangible assets, net	2,359	2,973
Goodwill	12,424	12,424
Other assets	4,560	6,013

Total assets	$2,184,718	$2,099,836

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$413,114	$368,971
Interest-bearing checking	630,016	583,803
Savings and money market	705,560	643,335
Time, $250 and over	41,460	54,860
Other time	169,743	191,786
Total deposits	1,959,893	1,842,755

Securities sold under agreements to repurchase	39,902	41,421
FHLB advances	-	3,000
Dividends payable	2,455	-
Accrued expenses and other liabilities	5,803	8,307
Total liabilities	2,008,053	1,895,483

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,092,167 and 9,122,747 shares as of March 31, 2022 and 2021, respectively.	18,184	18,245
Additional paid-in capital	16,353	17,002
Retained earnings	173,067	161,959
Accumulated other comprehensive income	(30,939)	7,147
Total stockholders' equity	176,665	204,353

Total liabilities and stockholders' equity	$2,184,718	$2,099,836

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Interest and dividend income:
Loans, including fees	$10,644	$11,984
Securities
Taxable	2,588	1,989
Tax-exempt	674	844
Other interest and dividend income	166	178

Total interest and dividend income	14,072	14,995

Interest expense:
Deposits	888	1,294
Other borrowed funds	32	37

Total interest expense	920	1,331

Net interest income	13,152	13,664

Provision (credit) for loan losses	(127)	(426)

Net interest income after provision (credit) for loan losses	13,279	14,090

Noninterest income:
Wealth management income	1,280	932
Service fees	338	333
Securities gains, net	35	-
Gain on sale of loans held for sale	180	504
Merchant and card fees	442	464
Other noninterest income	278	273

Total noninterest income	2,553	2,506

Noninterest expense:
Salaries and employee benefits	5,611	5,507
Data processing	1,432	1,372
Occupancy expenses, net	717	728
FDIC insurance assessments	147	139
Professional fees	474	396
Business development	336	237
Intangible asset amortization	146	160
New markets tax credit projects amortization	189	160
Other operating expenses, net	327	307

Total noninterest expense	9,379	9,006

Income before income taxes	6,453	7,590

Income tax expense	1,308	1,567

Net income	$5,145	$6,023

Basic and diluted earnings per share	$0.57	$0.66

Declared dividends per share	$0.27	$0.25